[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 26, 2005

C.M. Life Insurance Company

1295 State Street

Springfield,	MA 01111

RE:	Post-Effective Amendment No. 13 to
Registration Statement No. 333-41667 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 13 to Registration Statement No. 333-41667 under the Securities Act of 1933 for C.M. Life Insurance Company’s (“C.M. Life”) Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”). C.M. Life Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), the parent company for C.M. Life, I provide legal advice to C.M. Life in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1	C.M. Life is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the State of Connecticut Insurance Department’s Commissioner of Insurance.

2	C.M. Life Variable Life Separate Account I is a separate account validly established and maintained by C.M. Life in accordance with Connecticut law.

3	All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ Michele M. Oneto
Michele M. Oneto, Esq.
Counsel
Massachusetts Mutual Life Insurance Company